Exhibit 10.1

TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement (“Agreement”), dated as of June 16, 2009 (the “Effective Date”), is by and between HealthTronics, Inc., a Georgia corporation (“HealthTronics”), and Robert A. Yonke (“Yonke”).

RECITALS

WHEREAS, Yonke has served as President of Urology Services of HealthTronics pursuant to the terms of an Employment Agreement, effective as of April 17, 2008 (as may have been amended, the “Employment Agreement”);

WHEREAS, on the date hereof (the “Termination Date”), Yonke has been involuntarily terminated from all of his officer, director and employment positions with HealthTronics and its subsidiaries;

WHEREAS, HealthTronics and Yonke agree that it is in their mutual interests that the Employment Agreement and their employment relationship be terminated upon the terms and conditions provided in this Agreement (the “Termination”); and

WHEREAS, HealthTronics desires to engage the service of Yonke as a consultant and Yonke desires to accept such engagement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Termination of Employment Agreement and Employment Relationship. HealthTronics and Yonke hereby terminate the Employment Agreement and agree that the other shall no longer be bound by, and is hereby released from, any and all of the terms, obligations and conditions contained in the Employment Agreement (except as provided in Section 6 hereof); provided, that Yonke shall be entitled to be paid, based on his current salary, his accrued and unpaid salary through the Termination Date in accordance with HealthTronics’ regular payroll practices. Yonke is hereby involuntarily terminated effective as of the Termination Date from any and all director, manager, employment and officer positions, relations, and responsibilities that Yonke may hold or claim to hold with HealthTronics and any of HealthTronics’ subsidiaries and/or affiliates (collectively, including HealthTronics, the “Affiliated Entities,” and individually, an “Affiliated Entity”). Yonke agrees that, except as set forth in the proviso in the first sentence of this Section 1, Yonke irrevocably forfeits any rights to receive any future compensation for Yonke’s prior performance (including, without limitation, salary, incentive compensation, stock options and/or restricted stock awards) that Yonke may have been entitled to receive under the Employment Agreement.

2. Restricted Stock Awards. HealthTronics and Yonke acknowledge and agree that (a) Schedule 1 hereto sets forth the outstanding restricted stock awards of HealthTronics common stock owned by Yonke immediately following the execution of this Agreement (the “Restricted Stock”) and (b) other than the Restricted Stock, Yonke forfeits any rights to any other, and holds no, options, warrants, convertible securities, restricted stock awards, phantom or other rights to acquire HealthTronics common stock (other than Yonke’s right to receive consideration in HealthTronics common stock pursuant to Sections 1.3 and 1.4 of that certain Stock Purchase Agreement, by and among Advanced Medical Partners, Inc., HealthTronics, Inc., Litho Management, Inc., Yonke, and the other sellers party thereto (the “Purchase Agreement”)). HealthTronics and Yonke agree that the Restricted Stock shall continue in full force and effect under the terms of the HealthTronics 2004 Equity Incentive Plan and the Restricted Stock Award Agreements (as defined in Schedule 1 hereto), which such Restricted Stock Award Agreements shall be amended as follows:

(a) Section 3(a) of each of the Restricted Stock Award Agreements is hereby amended by adding the following after the reference therein to “Grant Date”: “(provided, that Grantee’s entering into a consulting relationship with the Company immediately following any termination of such employment pursuant to the terms of that certain Termination and Consulting Agreement, dated as of June 16, 2009, by and between the Company and Grantee (the “Consulting Agreement”)) shall not be a voluntary termination by Grantee under this Section 3(a)”.

(b) Section 3(b) of each of the Restricted Stock Award Agreements is hereby amended by adding the following after the reference therein to “(or any Parent or Subsidiary)”: “or continues to have a consulting relationship with the Company pursuant to a written consulting agreement. The termination of any Consulting Services Period under a written consulting agreement does not terminate the consulting relationship between Grantee and the Company”.

(c) Section 3 of each of the Restricted Stock Award Agreements is hereby amended by adding the following after the last sentence thereof:

“To the extent the restrictions described in Section 2 of this Agreement have not lapsed with respect to any Restricted Stock on or before July 16, 2010, such Restricted Stock shall be forfeited by the Grantee and all of the Grantee’s rights with respect to such stock shall terminate on such date.”

(d) Section 6 of each of the Restricted Stock Award Agreements is hereby amended by adding the following after the reference therein to “employment”: “or consulting relationship, or the Consulting Agreement,”.

3. Continuation of Benefits. To the extent Yonke elects continuation coverage under the HealthTronics’ medical plan as required to be provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), HealthTronics shall reimburse Yonke for expenditures made by Yonke to continue such medical coverage at the same level of coverage as he elected while an employee of the Company under such plan as of the Effective Date; provided, that (x) Yonke shall provide HealthTronics documentation reasonably acceptable to HealthTronics to evidence such expenditures, and (y) HealthTronics’ obligation to reimburse for such expenditures shall terminate upon the sooner to occur of (i) the expiration of the period of coverage under the HealthTronics’ medical plan as provided under COBRA, and (ii) July 16, 2010. In no event shall HealthTronics be responsible for making payments directly to the provider for the HealthTronics’ medical plan with respect to COBRA coverage. HealthTronics shall make all such reimbursements to Yonke promptly following Yonke’s presentation of documentation meeting the above requirements to HealthTronics evidencing such expenditures. “Promptly” shall mean within ten (10) business days. To the extent the benefits provided under this Section 3 are otherwise taxable to Yonke, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (and the regulations and other guidance issued thereunder) (“Section 409A”) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

4. Consulting Services. From the date hereof until July 16, 2010 (such date, the “Consulting End Date”, and such period, the “Consulting Services Period”), Yonke shall render consulting services (the “Services”) to the Affiliated Entities as may reasonably be requested by HealthTronics from time to time, including but not limited to assisting HealthTronics in managing and evaluating operating performance of the Urology Services division, assisting HealthTronics in evaluating strategic opportunities, and assisting HealthTronics in integrating acquisitions of other companies, businesses or assets. If there is a request for Services in addition to those described above, whether such additional Services are reasonable shall be jointly determined by Yonke and the Chief Executive Officer of HealthTronics. Yonke shall not be required to work more than 40 hours a week in performing Services, and, notwithstanding anything to the contrary in this Agreement, the parties intend that the average level of bona fide services to be provided by Yonke during the Consulting Services Period shall be equal to or less than 20% of the average level of the bona fide services provided by Yonke during the 36-month period immediately preceding the Effective Date. Yonke shall not incur any travel or other expenses in performing the Services unless approved in advance by the Chief Executive Officer of HealthTronics. Yonke may engage in other services, employment or occupation during the Consulting Services Period as long as such services, employment or occupation are not contrary to the provisions of this Agreement and do not materially interfere with his duties and obligations hereunder. Yonke shall comply with all applicable laws in providing Services and shall provide such Services in accordance with industry standards. HealthTronics may terminate the consulting relationship at any time upon written notice to Yonke, and in such event (either such termination or the provision of such notice) the Consulting Services Period shall expire. HealthTronics shall make all reimbursements to Yonke for business expenses that are pre-approved as set forth herein promptly following Yonke’s presentation of documentation to HealthTronics, which such documentation must be reasonably acceptable to HealthTronics, evidencing such expenditures. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

5. Payment/Benefits. In consideration for the provision of the Services by Yonke, HealthTronics will pay Yonke $10,688.00 semimonthly, on the first and fifteenth day of each month, beginning on July 1, 2009, until the Consulting End Date. Notwithstanding anything in this Agreement to the contrary, HealthTronics shall have no obligation to make any payment under this Agreement if Yonke is in material breach of any provision set forth in Article IV of the Employment Agreement.

If Yonke is employed by a new employer (the date of such employment, the “New Employment Date”) during the Consulting Services Period, then (a) unless otherwise provided herein, HealthTronics shall pay to Yonke, promptly following the New Employment Date, an amount equal to the sum of all then remaining unpaid amounts due under this Section 5 through the Consulting End Date, and (b) the Consulting Services Period shall expire on the New Employment Date; provided, that Yonke provides HealthTronics advance written notice of the New Employment Date. If the Consulting Services Period terminates or expires prior to the Consulting End Date for any other reason, unless otherwise provided herein, HealthTronics shall pay to Yonke, promptly following such termination or expiration date, an amount equal to the sum of all then remaining unpaid amounts due under this Section 5 through the Consulting End Date. Any payment made in accordance with this Section 5 shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments.

6. Restrictive Covenants. Yonke agrees that Section 1.9 and Article IV of the Employment Agreement shall continue in full force and effect after the date of this Agreement according to the terms thereof, and any breach of any of the provisions of such Article IV shall also be deemed a breach of this Agreement. If a court or arbitration panel finds that Yonke has breached Article IV of the Employment Agreement, HealthTronics shall be entitled to recover from Yonke (x) all payments made to Yonke under Section 5 of this Agreement on or after the date upon which the court or arbitration panel finds that Yonke first breached Article IV of the Employment Agreement (the “Breach Date”) and (y) a payment amount equal to the number of shares of Restricted Stock that vested after the Breach Date multiplied by the closing price per share of HealthTronics common stock as reported on the Nasdaq market on the date that such stock vested. Yonke shall pay such amounts to HealthTronics in cash or cashier’s check promptly following the date such court or arbitration panel makes such finding. This remedy shall be in addition to any other rights or remedies to which HealthTronics may be entitled. Yonke acknowledges and agrees that during his employment with HealthTronics he has received trade secret and other proprietary and confidential information of the Affiliated Entities. Yonke acknowledges and agrees (a) that the provisions in Article IV of the Employment Agreement (and Article V thereof) are enforceable, and (b) not to contest the enforceability of such provisions. For the avoidance of doubt, (1) this Section 6 will not prohibit Yonke from defending himself against any breach of contract claims concerning such Article IV or arguing or presenting evidence to demonstrate that Yonke is not in violation of or has not violated such Article IV and (2) notwithstanding subsection (1) above, Yonke agrees not to challenge the scope of any of the provisions of such Article IV or the geographic limitations or time limitations set forth therein. The Parties agree and understand that, for the purposes of the definition of “Non-Competition Period” contained in Section 4.4 of the Employment Agreement, the “date of termination of Employee’s employment with Employer” shall be the Termination Date.

7. Confidentiality of Information. Yonke has knowledge of trade secrets and other Confidential Information of the Affiliated Entities. In addition, HealthTronics agrees to disclose to Yonke from time to time trade secrets and other Confidential Information which may be necessary for Yonke to perform under this Agreement. Unless authorized by the Board of Directors of HealthTronics (the “Board”) in writing, Yonke shall not directly or indirectly, acting alone or in conjunction with others, disclose to any person or entity any Confidential Information. “Confidential Information” shall include all confidential and proprietary information of the Affiliated Entities, including, without limitation, all trade, technical or technological secrets, any details of organization or business affairs, any names of past or present customers of any Affiliated Entities, any processes, services, compensation and other employment practices, research, pricing practices, price lists and procedures, purchasing, accounting, engineering, manufacturing, production, operations, organization, finances, marketing, customer lists, blueprints, product specifications, any other information, method, technique or system, or any other confidential or proprietary information relating to the business of any Affiliated Entity. Notwithstanding the foregoing, Confidential Information shall not be deemed to include any information that (a) is or becomes generally available to the public (except as a result of any misconduct by Yonke, including but not limited to Yonke’s breach of this Agreement or any other confidentiality obligation of Yonke’s) or (b) is or becomes lawfully available to Yonke on a non-confidential basis from a third party without, to Yonke’s knowledge, breach by that third party of any obligation of confidence concerning that Confidential Information. Nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of counsel, Yonke is legally compelled to disclose such Confidential Information, provided that Yonke provides notice of any such compelled disclosure prior to disclosure by Yonke so that HealthTronics may seek a protective order or confidential treatment.

8. Non-Disparagement. Yonke and HealthTronics hereby covenant and agree that Yonke and HealthTronics shall, at all times hereafter, refrain from making or implying any derogatory or negative references, statements or allusions concerning each other, including (with respect to statements or references by Yonke) any of the Affiliated Entities, their partners, owners, directors, managers, officers, agents and employees, or their respective businesses or business activities, except for statements made under oath in any legal process.

9. Release. Yonke hereby releases and discharges the Affiliated Entities and their respective partners, members, stockholders, owners, directors, managers, officers, agents and employees, individually and collectively (the “Yonke Release”), of and from any and all claims, causes of action, suits, debts, contracts, agreements, promises, liability, demands, damages, and other expenses of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, contemplated or uncontemplated, whether asserted or assertable, arising out of any matter whatsoever which has occurred from the beginning of time up through and including the date hereof. Without limiting the generality of the foregoing, Yonke hereby acknowledges and agrees that the Yonke Release is intended to waive and discharge any and all actions, claims, demands and causes of action arising out of or in any way related to Yonke’s employment by any Affiliated Entity, including, without limitation: any claim under state or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et. seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et. seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et. seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et. seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et. seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et. seq.; Texas Labor Code, as amended, § 21.001, et. seq.; as well as any and all claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, stock options, restricted stock awards, bonuses or profit-sharing, or taxes, excise taxes, penalties or interest owed (or for reimbursement of such taxes, excise taxes, penalties or interest) in connection with any of the aforementioned items of compensation or benefits or with any payments made under this Agreement, including, without limitation, excise taxes arising out of failure to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended; as well as any and all claims for wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, or intentional infliction of emotional distress. The foregoing provisions do not, and should not be construed so as to, alter, amend or negate the enforceability of this Agreement, the Purchase Agreement, and the Restricted Stock Award Agreements or Yonke’s ownership of any HealthTronics stock. The Yonke Release is intended to be and should be construed as a general, complete and final waiver and release of all claims. The Yonke Release is being made and executed by Yonke individually and on behalf of Yonke’s heirs, successors, assigns, agents, and all persons and entities subrogated to Yonke’s rights or to whom Yonke’s rights are secondary or derivative.

10. Company’s Right to Inventions. Yonke shall disclose, grant and assign to HealthTronics for its sole use and benefit any and all discoveries, inventions, improvements, innovations, technical information and suggestions (including all data and records relating thereto) that relate to the Affiliated Entities’ business and were developed by Yonke while employed by an Affiliated Entity (collectively, “Know-how”), including that which Yonke has during the time he was employed by an Affiliated Entity discovered, invented, authored, conceived, developed, originated or acquired, whether or not patentable, copyrightable or reduced to writing. Such Know-how shall be the exclusive property of HealthTronics. Yonke shall assist HealthTronics, at HealthTronics’ expense, in obtaining, defending and enforcing HealthTronics’ rights therein.

11. Return of Property. Except as necessary to perform the Services hereunder, on the date hereof, Yonke agrees to end all further use of, and to immediately return to HealthTronics, all property of the Affiliated Entities including, without limitation, any property, assets or equipment furnished by an Affiliated Entity or created or prepared by Yonke in connection with his employment, either alone or jointly with others. Without limiting the generality of the foregoing, except as necessary to perform the Services hereunder, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, intellectual property or future plans of the Affiliated Entities that have been collected by or held by (or under the control of) Yonke, including any and all copies or reproductions thereof, whether in written or electronic form, shall be delivered immediately to HealthTronics. Except as necessary to perform the Services hereunder, Yonke shall cease all further use of and access to any systems, intranets, networks, software, and other information technology of the Affiliated Entities, whether owned or licensed. All property, assets, correspondence, reports, records, charts, and other similar data pertaining to the business activities, research and development, intellectual property or future plans of the Affiliated Entities that are received, held or collected by Yonke, including all copies or reproductions thereof, whether in written or electronic form, during the Consulting Services Period shall be delivered immediately to HealthTronics without request by it upon the expiration of the Consulting Services Period.

12. Remedies. Yonke acknowledges and agrees that HealthTronics’ remedies at law for a breach or threatened breach of any of the provisions of Sections 6, 7, 8 or 10 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by

Yonke of any of the provisions of Sections 6, 7, 8 or 10 hereof, it is agreed that, in addition to its remedies at law, HealthTronics shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. HealthTronics acknowledges and agrees that Yonke’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 hereof would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by HealthTronics of any of the provisions of Section 8 hereof, it is agreed that, in addition to his remedies at law, Yonke shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting HealthTronics or Yonke from pursuing any other remedies available to either of them for such breach or threatened breach.

13. Independent Contractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Yonke acknowledges that, with respect to the provision of Services during the Consulting Services Period, he will be an independent contractor, will not be an agent or employee of any Affiliated Entity, will not be entitled to any Affiliated Entity employment rights or benefits (except as expressly provided herein) and will not be authorized to act on behalf of any Affiliated Entity. Yonke further acknowledges and agrees that, with respect to the provision of Services during the Consulting Services Period, he waives any and all rights he has, or may have, against any Affiliated Entity under the Employee Retirement Income Security Act of 1974. Yonke shall be solely responsible for any and all tax obligations of Yonke arising from or relating to Section 5 of this Agreement, including but not limited to, all city, state and federal income taxes, social security withholding tax and other self employment tax incurred by Yonke, and, in the event of any determination by the Internal Revenue Service or any other taxing authority that Yonke is not an independent contractor of any Affiliated Entity, shall reimburse HealthTronics upon demand for any withholding taxes that should have been withheld by HealthTronics had he been an employee of HealthTronics.

14. Miscellaneous.

(a) No Assignment; Binding, Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by either party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

(b) Amendments. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

(c) Waiver of Provisions; Remedies Cumulative. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof.

(d) Survival. All provisions of this Agreement which by their terms are intended to survive termination or expiration of this Agreement, including without limitation, Sections 1, 2, 6, 7, 8, 9, 10, 11, 12, 13, and 14 shall survive such termination or expiration in accordance with their terms.

(e) Severability; Interpretation. Any provision of this Agreement that is found in a final judicial determination by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability (but shall be construed and given effect to the extent possible), without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(f) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

(g) Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

(h) Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and personally delivered or mailed by certified U.S. mail, postage prepaid with return receipt requested, in the case of notices mailed to Yonke, at the address set forth below or, in the case of notices to HealthTronics, to its principal office at 9825 Spectrum Drive, Building 3, Austin, Texas 78717, to the attention of its President.

(i) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, both written and oral, with respect to the subject matter hereof.

[Signature page follows]

SIGNATURE PAGE TO

TERMINATION AND CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective for all purposes as of the Effective Date provided above.

HEALTHTRONICS: HEALTHTRONICS, INC.

By:	/s/ James S. B. Whittenburg
Name: James S. B. Whittenburg
Title:	President and Chief Executive Officer

YONKE:

/s/ Robert A. Yonke
Robert A. Yonke
Address:	1775 Southwest Hulen Street Burleson, Texas 76028

S-1

SCHEDULE 1

Restricted Stock Awards

Restricted stock awards underlying the following agreements (the “Restricted Stock Award Agreements”): (1) Restricted Stock Award Agreement, dated as of November 6, 2008, by and between HealthTronics and Yonke (covering 153,161 shares), and (2) Restricted Stock Award Agreement, dated as of November 6, 2008, by and between HealthTronics and Yonke (covering 82,470 shares).

Schedule 1